EXHIBIT 10.2
AMENDMENT
TO
CUSTODY AGREEMENT
     THIS AMENDMENT (“Amendment”) is made this the 19th day of February, 2008, and shall modify and amend the terms of that certain Custody Agreement (the “Custody Agreement”) dated March 8, 2007, between Triangle Mezzanine Fund LLLP (“Customer”) and U.S. Bank National Association (“Custodian”).
RECITALS:
     WHEREAS, Custodian presently maintains a custody account for certain securities and other investments of Customer, including cash, (the “Custody Account”); and
     WHEREAS, Customer and Custodian desire to amend the existing Custody Agreement.
     NOW, THEREFORE, in consideration of the premises and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties agree as follows, effective as of the date hereof:
AMENDMENT:
     1. Securities, Cash and Other Assets. The term “Assets,” as defined in the Custody Agreement, shall include, without limitation, (i) common and preferred stocks, bonds, corporate loans, call options, put options, debentures, notes, bank certificates of deposit, bankers’ acceptances, mortgage-backed securities or other loans, obligations, and any certificates, receipts, warrants or other instruments or documents representing rights to receive, purchase or subscribe for the same, or evidencing or representing any other rights or interests therein (collectively, “Securities”), (ii) cash, including, without limitation, proceeds from any issuance of Customer’s common stock, and all payments of income, payments of principal and capital distributions received by Customer with respect to the Securities, cash or other Assets and (iii) any similar property or assets that Custodian has the facilities to clear and to service. The term “Securities” shall refer only to original documentation, and shall not include photocopies or electronic copies of such documentation.
     2. Account. The “Account,” as defined in the Custody Agreement, shall carry all Assets of Customer delivered (or caused to be delivered) by Customer to Custodian at any time during the period of this Agreement.
     3. Instructions from Customer.
i.	Customer shall certify or cause to be certified to Custodian in writing the names and specimen signatures of all persons authorized to give instructions, notices, or other communications on behalf of Customer.

ii.	Customer may give instruction, notices or other communication called for by this the Custody Agreement or this Amendment to Custodian in writing, or by telecopy, telex, telegram, electronic mail or other type of electronic communication acceptable to Custodian (“Instructions”). Unless otherwise expressly provided, all Instructions shall continue in full force and effect until canceled or superseded. Customer may give and Custodian may accept oral instructions on an exception basis; provided, however, that Customer shall promptly confirm any oral communications in writing or by telecopy or other means permitted hereunder. Customer will hold Custodian harmless for the failure of Customer to send confirmation in writing, the failure of such confirmation to conform to the telephone instructions received or Custodian’s failure to produce such confirmation at any subsequent time. Custodian may electronically record any instruction given by telephone, and any other telephone discussions with respect to the Account.
iii.	Custodian may, without liability, rely upon and act in accordance with any Instruction that Custodian using ordinary care believes in good faith has been given by Customer.

iv.	Custodian may at any time request Instructions from Customer and may await such Instructions without incurring liability. Custodian has no obligation to act in the absence of such requested Instructions, but may, however, without liability take such action as it deems appropriate to carry out the purposes of the Custody Agreement and this Amendment.
     4. Manner of Holding Securities. Subject to any Instructions from Customer, Custodian shall hold or cause to be held all Securities in the name of either (i) Customer, including any subsidiaries of Customer, or (ii) Custodian.
     5. Actual Collection Required. Custodian shall not be liable for, or considered to be the custodian of, any Assets belonging to Customer or any money represented by a check, draft or other instrument for the payment of money, until Custodian or its agents actually receive such Assets. Once Custodian receives any Assets of Customer, it is at that point deemed to have custody of such Assets for the benefit of Customer.
     6. Custodian Not a Fiduciary. The parties intend that Custodian shall not be considered a fiduciary of the Account. Accordingly, Custodian shall have no power to make decisions regarding any policy, interpretation, practice or procedure with respect to the Account, but shall perform the ministerial and administrative functions described in this Amendment and the Custody Agreement as provided herein and therein and within the framework of policies, interpretations, rules, practices and procedures made by Customer as the same shall be reflected in instructions to Custodian from Customer.
     7. Reporting. Section 2.3 of the Custody Agreement is hereby replaced in its entirety by the following language: “Custodian shall furnish Customer, as part of the services for which Custodian charges its basic fee hereunder, with periodic Account statements (not less frequently than monthly) reflecting all Asset transactions in the account during the reporting period and ending Asset holdings.”
     8. Custody Agreement Terms. Except as expressly modified by this Amendment, the terms and conditions of the Custody Agreement shall remain in full force and effect.
     9. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same Amendment.
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(signature page to Amendment to Custody Agreement)
     IN WITNESS WHEREOF, the parties have duly executed and delivered this Amendment on the date and year first written above.

TRIANGLE MEZZANINE FUND LLLP
By:	New Triangle GP, LLC
Its: General Partner

By:	Triangle Capital Corporation
Its: Manager

By:	/s/ Garland S. Tucker, III
	Name:	Garland S. Tucker, III
Its: President and CEO

U.S. BANK NATIONAL ASSOCIATION
By:	/s/ Patricia Bonnemere
	Name:	Patricia Bonnemere
Its: Vice President

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